Exhibit 1
                           Letter of Investment Intent



                         SIT INVESTMENT ASSOCIATES, INC.

                           LETTER OF INVESTMENT INTENT

                                   Purchase of
                             Sit Mutual Funds, Inc.
                             Series E Common Shares
                         Sit Science and Technology Fund




Sit Investment Associates, Inc. ("SIA") intends to purchase approximately ten
(10) Series E Common Shares of Sit Mutual Funds, Inc. for $10 per share on or before _______________. SIA will hold said shares for investment purposes.



                                    SIT INVESTMENT ASSOCIATES, INC.

                                    By:  _____________________________________

                                    Its  _____________________________________


                                    DATED: July ___, 1997